Exhibit 10.25

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

MANUFACTURING AND SUPPLY AGREEMENT

dated as of December 2, 2003

by and between

SKINMEDICA, INC.,

a Delaware corporation

and

IMMUCOR, INC.,

a Georgia corporation

i

10.2	SkinMedica Information	11
10.3	General.	12
10.4	Injunctive Relief	12
10.5	Required Disclosures	12
ARTICLE XI. DISPUTE RESOLUTION		13
ARTICLE XII. ASSIGNMENT		13
12.1	General	13
12.2	Delegation	13
ARTICLE XIII. MISCELLANEOUS PROVISIONS		14
13.1	Notices	14
13.2	Entire Agreement; Amendments	15
13.3	Waivers	15
13.4	Partial Invalidity	15
13.5	Execution in Counterparts	15
13.6	Governing Law	15
13.7	Relationship of the Parties.	15
13.8	Records Retention	16

ii

SCHEDULES

Schedule A — Product and Prices

Schedule B — Specifications and Certificate of Analysis

Schedule C — SkinMedica Equipment

Schedule D — Qualification of the Product Production Qualification/Validation Protocol

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), dated as of December 2, 2003, is by and between SkinMedica, Inc., a Delaware corporation (“SkinMedica”), and Immucor, Inc., a Georgia corporation (“Immucor”).

RECITALS

WHEREAS, Immucor agrees to manufacture and supply a certain NouriCel Product for and on behalf of SkinMedica and SkinMedica agrees to purchase such NouriCel Product from Immucor.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any Person controlling, controlled by, or under common control with another Person. For the purpose of this Agreement, the term “control” means the power to direct the management of a Person, directly or indirectly, whether solely through the ownership of voting securities (as in the case of a subsidiary), by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. SkinMedica and Immucor shall not be deemed to be Affiliates of each other.

(b) “cGMP” shall mean current good manufacturing practices of the United Stated Food and Drug Administration in effect from time to time.

(c) “Delivery Date” shall have the meaning set forth in Section 2.3.

(d) “Effective Date” shall be the date Immucor begins regular production of Human Extracellular Matrix at the Facility upon completion of the Product Production Qualification/Validation Protocol set forth in Exhibit D by Immucor and approved by SkinMedica.

(e) “Expiration Date” shall have the meaning set forth in Article III.

(f) “Facility” shall mean Immucor’s Gamma facility located at 3700 Mangum Road, Houston, Texas, 77092-5497.

(g) “Human Extracellular Matrix” means the complex matrix composed of collagen, proteoglycans, carbohydrates, and other proteins in a highly structured matrix, which Immucor will manufacture for Inamed Corporation.

(h) “Intellectual Property” shall have the meaning set forth in Section 2.9.

(i) “Notice” shall mean notice given in accordance with Section 13.1.

(j) “Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, unincorporated syndicate, association or organization, trust, trustee, executor, administrator or other legal representative, governmental authority or agency, or any group of Persons acting in concert.

(k) “Product” shall have the meaning set forth in Section 2.1.

(l) “SkinMedica Equipment” shall have the meaning set forth in Section 2.5(a).

(m) “SkinMedica Forecast” shall have the meaning set forth in Section 2.2.

(n) “Specifications” shall have the meaning set forth in Section 2.4(a).

(o) “Term” shall have the meaning set forth in Article III.

1.2 Other Terms. Terms defined in other Sections (or in any Schedule) will have the meanings therein provided.

1.3 Rules of Construction. In this Agreement, unless a clear, contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns that are permitted by this Agreement;

(c) reference to any gender includes the other gender;

(d) reference to any Article, Section or Schedule means such Article or Section of this Agreement or such Schedule to this Agreement, as the case may be, and reference in any Article or Section or other provision to any clause means such clause of such Article or Section or provision;

(e) the Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(f) “herein,” “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) “including” (and with correlative meaning “include”) means “including but not limited to”;

(h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”;

(i) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(j) accounting terms used herein shall have the meanings attributed to them by United States generally accepted accounting principles;

(k) the provisions contained in the Schedules shall control over any conflicting provisions contained in the body of this Agreement; and

(l) the headings contained in this Agreement are for reference only and are not to be used in construing this Agreement.

ARTICLE II.

MANUFACTURING AND SUPPLY

2.1 General. During the Term, Immucor shall manufacture for, and supply to, SkinMedica the NouriCel product generally described in Schedule A (the “Product”).

2.2 Forecasts and Purchase Orders. Within ten (10) days after the Effective Date, and thereafter by the 15th day of each calendar month during the Term, SkinMedica will provide Immucor with a written twelve (12) month rolling forecast (commencing with the immediately following month) of the quantity of Product which SkinMedica expects to require from Immucor during each of the twelve (12) months covered by that forecast (or for the remainder of the Term relating to such Product, if less than 12 months) (each a “SkinMedica Forecast”). The quantities stated for the first three (3) months of each SkinMedica Forecast shall be binding upon SkinMedica and SkinMedica agrees to submit purchase orders for that quantity. Further, as to the next three (3) months of each SkinMedica Forecast, SkinMedica agrees to submit purchase orders for at least seventy-five percent (75%) of the quantities stated for such three (3) months. The last six (6) months of each SkinMedica Forecast shall constitute non-binding good faith estimates.

2.3 Fulfillment of Purchase Orders. By the 15th day of each calendar month during the Term, SkinMedica shall submit a purchase order to Immucor for the purchase of the Product. Each purchase order shall specify the quantity of each Product to be delivered (which shall not be less than the quantities required under Section 2.2) and the required date of delivery of the Product (the “Delivery Date”), provided, however, that in no event shall the Delivery Date be sooner than *** after Immucor receives the purchase order. The purchase order shall also specify the preferred method of shipping and any special delivery instructions. The terms and conditions of this Agreement shall govern all purchase orders. Immucor shall accept all purchase orders up to *** of the quantities stated for the first three (3) months of each SkinMedica Forecast, and shall use commercially reasonable efforts to accept all purchase orders submitted by SkinMedica in excess of such

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***. Further, Immucor shall use commercially reasonable efforts to accommodate a request by SkinMedica to amend a purchase order, including any amendment to increase or decrease the quantity of Product to be delivered.

2.4 Immucor’s Manufacturing Responsibilities. Immucor shall:

(a) comply with all relevant materials, manufacturing, in-process controls, label control and quality control specifications, product drawings/blueprints and operating procedures set forth on Schedule B and Schedule D for each Product (collectively, the “Specifications”), or as subsequently changed by Immucor with the prior written approval of SkinMedica;

(b) manufacture all Product in accordance with cGMPs;

(c) package *** the Product in accordance with the specifications in Schedule B;

(d) store all Product manufactured hereunder in accordance with the specifications in Schedule B;

(e) ship all Product in accordance with the specifications in Schedule B;

(f) allow the SkinMedica Equipment (including any replacements thereof) to remain at the Facility and provide access to the Facility to SkinMedica, at reasonable times and upon reasonable notice, as necessary to enable SkinMedica to maintain, repair and replace the SkinMedica Equipment;

(g) upon SkinMedica’s request or as required by the validation and preventive maintenance programs, validate and calibrate the SkinMedica Equipment;

(h) to the extent that Immucor acquires knowledge or is advised, Immucor shall immediately notify SkinMedica of any actual or potential government action relevant to the Product and promptly notify SkinMedica of any adverse reactions, or product anomalies, stability problems or complaints relevant to the Product which are reported to Immucor;

(i) ascertain and comply with all applicable laws and regulations in connection with the manufacture and supply of the Product and maintain all necessary licenses, permits or other authorizations for manufacture subject to the same regulatory status persisting;

(j) obtain and maintain any applicable approvals, authorizations, registration, notifications or the like with regard to the manufacture and supply of the Product;

(k) obtain and maintain sufficient inventory of raw materials (for purposes of this subsection 2.4(i), the parties agree that Human Extracellular Matrix does constitute raw materials), to supply the Product; and

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(l) provide assistance to SkinMedica in areas of quality control and quality assurance, including providing material data safety sheets and other certificates reasonably requested by SkinMedica.

2.5 SkinMedica’s Responsibilities. Regarding the manufacturing of Product, SkinMedica shall:

(a) make available to Immucor for its use in performing the manufacturing operations hereunder all of the machinery, equipment, appliances, vehicles, tools, accessories and other personal property described on Schedule C (the “SkinMedica Equipment”), and shall maintain, repair and replace the SkinMedica Equipment as necessary to allow Immucor to perform its obligations under this Agreement;

(b) make available to Immucor all information about the manufacturing process necessary for Immucor to begin manufacturing Product under the terms of this Agreement, and hereby grants to Immucor a non-exclusive, royalty-free license to use such information to manufacture the Product to supply to SkinMedica hereunder;

(c) be responsible for the replacement of any piece of SkinMedica Equipment that becomes inoperable or is lost as a result of its ordinary use; and

(d) to the extent that SkinMedica acquires knowledge or is advised, SkinMedica shall immediately notify Immucor of any actual or potential government action relevant to the manufacture or supply of the Product and promptly notify Immucor of any adverse reactions, or product anomalies, stability problems or complaints relevant to the manufacture or supply of the Product.

2.6 Exclusive Purchaser of Product; Principal Supplier of Product. Immucor shall not supply the Product to any third party during the Term. Should SkinMedica’s monthly orders for the Product fall below *** per month during the Term, Immucor will have the unilateral right to terminate this Agreement with *** written notice, provided, however, that SkinMedica shall be allowed to amend existing or submit new purchase orders to cure such default within *** of its receipt of such notice. During the Term, SkinMedica shall acquire Product only from Immucor; provided, however (i) every other month during the Term SkinMedica may purchase up to *** of Product from Smith & Nephew Wound Management (LaJolla) (“Smith & Nephew”) or another third party supplier that replaces Smith & Nephew, and (ii) to the extent Immucor is not able to deliver the quantity of Product ordered by SkinMedica under Section 2.2, SkinMedica may purchase that ordered but undelivered quantity from Smith & Nephew or another third party supplier selected by SkinMedica. Immucor shall be SkinMedica’s principal supplier of the Product so long as Immucor is able to meet SkinMedica’s orders for the Product from Immucor’s internal production of Human Extracellular Matrix.

2.7 Delivery and Title.

(a) Immucor will deliver each lot of Product on the Delivery Date either by (i) tendering that lot to a shipper designated by SkinMedica (or chosen by Immucor if SkinMedica does not designate a shipper), or (ii) storing that lot at the Facility until such time as Immucor receives shipping instructions from SkinMedica.

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(b) All Product will be delivered F.O.B. the Facility.

(c) Immucor shall retain title to all raw materials, all by products, and work-in-process relating to the Product. SkinMedica shall retain title to all of the SkinMedica Equipment and shall receive title to and accept risk of loss of the Product at the Facility upon completion of the delivery of the Product.

2.8 Acceptance. Immucor shall provide SkinMedica a certificate of analysis for each lot of Product delivered to SkinMedica. SkinMedica may reject any portion of a Product shipment which does not conform to the Specifications based on the certificate of analysis or after testing under the procedures stated in Section 4 of Schedule D. SkinMedica shall (i) make such rejection in writing within thirty (30) days of receipt by SkinMedica of the nonconforming Product or the certificate of analysis, whichever comes later; and (ii) provide a written explanation of the basis for the rejection promptly thereafter (and in any event within the following 30 days). Upon any such rejection of the Product, within sixty (60) days of the receipt of the written notice of the rejection Immucor shall either provide replacement Product to SkinMedica or dispute the rejection. In the event of an unresolved dispute, the dispute shall be resolved in accordance with the dispute resolution procedures herein.

2.9 Retention of Intellectual Property. The parties agree that SkinMedica and Immucor shall co-own all rights, title, and interest in any enhancements, improvements, modifications to the Product by Immucor or any Persons provided by Immucor, either solely or jointly with any other third party, that results from Immucor’s manufacture or supply of the Product, including: all right, title and interest in and to all work that may be the subject matter of copyright protection, advertising and marketing concepts, information, data, formulas, designs, models, drawings, computer programs (including all documentation, related listings, design specifications and flowcharts), trade secrets and any inventions, including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection, and all statutory protection obtained or obtainable thereon created, made, conceived, reduced to practice or authored by Immucor or any Persons provided by Immucor either solely or jointly with any other third party that results from Immucor’s manufacture or supply of the Product (the “Intellectual Property”); provided, however, the Intellectual Property does not include Immucor’s pre-existing intellectual property. Each party agrees to execute all assignment and other appropriate documents reasonably requested by the other party and required to fully vest the other party’s rights, title, and interest in the Intellectual Property in the other party, and to reasonably assist the other party, at the other party’s expense, to prosecute, maintain, and enforce the Intellectual Property.

ARTICLE III.

TERM

This Agreement shall become effective as of the Effective Date, and the term of this Agreement (the “Term”) shall be five (5) years from the Effective Date, unless sooner terminated or extended pursuant to the provisions hereof. Not less than twelve months prior to the expiration of the Term, as it may be extended hereunder, the parties shall meet to discuss a possible extension of the Term for an additional twelve months, provided, however, the failure to do so will not constitute a breach of this Agreement.

ARTICLE IV.

PRICES

4.1 General. The prices for the Product sold by Immucor to SkinMedica shall be as described on Schedule A (“Price”) All pricing and payment for the Product shall be in U.S. Dollars. The Price for the Product is F.O.B. Facility.

4.2 Sales Taxes. Prices and other charges set forth on Schedule A do not include sales, use, excise, occupation, privilege, value-added or similar taxes. SkinMedica shall pay, or reimburse Immucor for, the gross amount of any present or future sales, use, excise, occupation, privilege, value added or other similar tax (excluding any tax on net income, corporate franchise tax or fee or any similar tax or fee) applicable to the sale or furnishing of the Product to SkinMedica.

4.3 Price Adjustments. The Price is subject to adjustment *** per year, effective on each anniversary date of this Agreement, upon *** written notice from Immucor to SkinMedica in an amount up to *** in the Consumer Price Index, All Urban Consumers (“CPI”) as published by the United States Department of Labor. In addition to the foregoing, Immucor shall be entitled to *** Immucor shall retain the burden of proof to demonstrate price increases beyond the CPI in the event the issue must be resolved pursuant to the dispute resolution procedures herein.

4.4 Non Concurrent Manufacture of Human Extracellular Matrix. In the event SkinMedica’s purchase orders for the Product exceed Immucor’s ability to manufacture the Product from its internal production of Human Extracellular Matrix, or if Immucor ceases to produce Human Extracellular Matrix, and if Immucor agrees to produce Product for SkinMedica under those circumstances, then the parties shall in good faith negotiate the price for the Product produced under those circumstances.

ARTICLE V.

INVOICE AND PAYMENTS

5.1 Invoicing. Upon Immucor’s delivery of each lot of Product under Section 2.7, Immucor will invoice SkinMedica for payment for each such lot of Product. All prices are F.O.B. Facility. SkinMedica shall be responsible for the freight and insurance cost for all shipments of the Product .

5.2 Payment. SkinMedica will pay each invoice within forty-five (45) days of the receipt of such invoice.

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5.3 Overdue Payments. If any amounts due hereunder have not been received by the due date, such overdue amounts shall bear interest from the due date at the rate of 1% per month or the highest rate allowed by law (whichever is lower) for each month or portion thereof that the payment is not made.

ARTICLE VI.

STANDARD OF CARE AND GUARANTEE

6.1 General. Each of Immucor and SkinMedica will use (and will cause its Affiliates to use) commercially reasonable efforts in the performance of its obligations hereunder and will do so with the same degree of care, skill and prudence customarily exercised when engaged in similar activities for itself and its Affiliates.

6.2 Audit. SkinMedica or its representatives may audit, upon a minimum of *** advance notice: (a) Immucor’s manufacturing operations and books and records to ensure that Immucor is employing adequate internal and administrative controls and procedures, and (b) any other records of Immucor or its Affiliates reasonably required to verify compliance with the terms of this Agreement. Any such audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with Immucor’s operations. SkinMedica may perform an audit one time in each twelve-month period during the Term; provided, that SkinMedica may perform an additional audit at any time if the immediately preceding audit reveals a failure to conform to the terms of this Agreement.

6.3 Warranty. Immucor warrants to SkinMedica that the Product delivered to SkinMedica hereunder will have been manufactured in accordance with the Specifications and shall conform to such Specifications. Subject to the provision of Section 2.8, if for any reason any lot of the Product provided by Immucor to SkinMedica does not comply with such warranty, Immucor shall promptly provide replacement Product that conforms with the Specifications at no additional charge, and this shall be SkinMedica’s exclusive remedy for such non-conformance. This warranty and remedy shall be continuing and shall be binding upon Immucor and its successors and assigns and shall inure to the benefit of SkinMedica, its successors and assigns and its Affiliates.

6.4 Compliance with Laws. Each of the parties shall at all times conduct its operations in accordance with all laws, rules, regulations and directives applicable to such party.

6.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, IMMUCOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.6 Limitation of Liability. Except for a breach of confidentiality or indemnity obligations hereunder, in no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall either party or any of its directors, officers, managers, members, employees or agents, be liable to the other party for consequential, special, exemplary or punitive damages. The foregoing limitation and disclaimer shall apply irrespective of whether the possibility of such consequential, special, exemplary or punitive damages had been disclosed in advance or could have reasonably been foreseen.

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ARTICLE VII.

TERMINATION

7.1 Termination Rights. Each party shall have the right to terminate this Agreement effective upon delivery of Notice to the other party if the other party: (1) has its corporate existence terminated by voluntary or involuntary dissolution, (2) materially defaults in the performance of any of its covenants or obligations contained in this Agreement, and, except as otherwise provided, such default is not remedied to the nondefaulting party’s reasonable satisfaction within *** after Notice to the defaulting party of such default, or if such default is not capable of rectification within *** if the defaulting party has not promptly begun to rectify the default within such *** period or is not proceeding diligently to rectify the default, or (3) materially defaults in the performance of any of its covenants or obligations contained in any agreement between such party and the nondefaulting party (or any of its Affiliates) and has not cured such default within the cure period provided in such agreement, if any.

7.2 Procedures Upon Termination. Upon any termination of this Agreement by SkinMedica, Immucor will complete any work-in-process and otherwise cooperate with SkinMedica as reasonably necessary to avoid disruption of the normal business operations of SkinMedica, and SkinMedica shall pay for such completed Product. Each party shall return to the other party all records made or obtained in the course of performance hereunder that contain confidential information of the other party that is protected from disclosure by such party. After any termination of this Agreement, SkinMedica shall diligently and carefully remove from the Facility all of the SkinMedica Equipment. Upon written request by SkinMedica, Immucor will provide a reasonable amount of assistance in transferring production of the Product to another manufacturer and SkinMedica shall reimburse Immucor for its cost of providing any such assistance unless such termination is a result of Immucor’s breach of this Agreement.

7.3 Survival. The rights and obligations of the parties under Article VI (except Section 6.2), Article VIII, Article X, Article XI, and Article XIII, and Sections 7.2 and 7.3, as well as all rights and obligations with respect to any amounts that remain unpaid under Article IV hereof as of the date of termination, shall survive any termination of this Agreement.

ARTICLE VIII.

INDEMNITY

8.1 Immucor’s Obligation. Subject to the limitations provided for in this Agreement, Immucor agrees to indemnify and hold SkinMedica and the SkinMedica Indemnified Parties (as hereinafter defined) harmless from and against, and in respect of, any and all claims by, and liabilities to, third parties (“Third-Party Claims”) and any and all expenses (including reasonable fees and expenses of counsel) in connection with pending or threatened litigation or other proceedings regarding such Third-Party Claims (“Expenses”) incurred by SkinMedica or any of the SkinMedica Indemnified Parties that arise out of or relate to any claim (including any claim for personal injury, wrongful death or property damage) to the extent such claim arises from (i)

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Immucor’s failure to comply with any applicable laws, regulations and directives; (ii) Immucor’s breach of any provision of this Agreement; or (iii) any claim by any third party that the manufacture of the Product delivered to SkinMedica misappropriates or infringes any third party’s intellectual property right (except to the extent such misappropriation or infringement arises as a result of Immucor’s compliance with any SkinMedica manufacturing specification, including but not limited to the Specifications, or as a result of Immucor’s use of the SkinMedica Equipment in the manner prescribed by SkinMedica).

The “SkinMedica Indemnified Parties” shall mean and include (A) SkinMedica’s Affiliates, (B) the respective directors, officers, managers, members, agents and employees of SkinMedica and its Affiliates, (C) each other person, if any, controlling SkinMedica or any of its Affiliates, and (D) the successors, assigns, heirs and personal representatives of any of the foregoing.

8.2 SkinMedica’s Obligation. SkinMedica agrees to indemnify and hold Immucor and the Immucor Indemnified Parties (as hereinafter defined) harmless from and against, and in respect of, any and all Third-Party Claims and Expenses incurred by Immucor or any of the Immucor Indemnified Parties that arise out of or relate to (i) the distribution or use of any Product manufactured by Immucor that conforms with the Specifications, or any product that is derived from or incorporates the Product, (ii) the manufacture of the Product in compliance with any SkinMedica manufacturing specification, including but not limited to the Specifications, or Immucor’s use of the SkinMedica Equipment in the manner prescribed by SkinMedica, (iii) SkinMedica’s failure to comply with any applicable laws, regulations and directives, or (iv) SkinMedica’s breach of any provision of this Agreement.

The “Immucor Indemnified Parties” shall mean and include (A) Immucor’s Affiliates, (B) the respective directors, officers, managers, members, agents and employees of Immucor and its Affiliates, (C) each other person, if any, controlling Immucor or any of its Affiliates, and (D) the successors, assigns, heirs and personal representatives of any of the foregoing.

8.3 Third-Party Claims. If any third party shall make any claim or commence any arbitration proceeding or suit against any one or more of the Immucor Indemnified Parties or the SkinMedica Indemnified Parties (“Indemnified Persons”) with respect to which an Indemnified Person intends to make any claim for indemnification against SkinMedica or against Immucor (as the case may be, the “Indemnifying Party”), such Indemnified Persons shall promptly give written Notice to the Indemnifying Party of such third-party claim, arbitration proceeding or suit; provided, that any failure to provide the foregoing Notice on a timely basis shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced or otherwise damaged thereby. Upon such Notice, the Indemnifying Party shall have the right to assume the defense of the claim, proceeding or suit, and to continue to provide such defense so long as it does so diligently.

8.4 Product Recalls. In the event of a Product recall, Immucor and SkinMedica will cooperate in carrying out and investigating the cause of such recall. Immucor will be responsible for the costs of recall if the recall is a result of Immucor’s (i) failure to manufacture the Product in accordance with the Specifications or supply the Product that conforms with the Specifications; or (ii) breach of its obligations hereunder. In all other circumstances, SkinMedica shall be responsible for the cost of the recall.

8.5 Insurance. Each party shall maintain insurance, including comprehensive general liability insurance and insurance to cover its facilities and operations, and products liability insurance of at least ***. Each party shall furnish to the other party, at the other party’s request, a certificate of insurance issued by the insurance carrier evidencing such coverage.

ARTICLE IX.

FORCE MAJEURE

The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, supplier delays, shortages of raw materials, including Human Extracellular Matrix manufacturing arrangements, government orders or acts of God, that are reasonably beyond the control of the party obligated to perform. A condition of force majeure shall be deemed to continue only so long as the affected party shall be taking all reasonable actions necessary to overcome such condition. If either party shall be affected by a condition of force majeure, such party shall give the other party prompt Notice thereof, which Notice shall contain the affected party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such condition of force majeure. Any delay occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the parties shall be suspended during the period of delay so occasioned. During any period of force majeure, the party that is not directly affected by such condition of force majeure shall be entitled to take any reasonable action necessary to mitigate the effects of such condition of force majeure, and any financial obligations shall be adjusted in a fair and equitable manner. Either party may terminate this Agreement if a force majeure event affects the other party’s ability to perform hereunder for a period greater than thirty (30) days.

ARTICLE X.

CONFIDENTIALITY

10.1 Immucor Information. SkinMedica shall hold (and shall use commercially reasonable efforts to cause its employees and representatives to hold) in confidence (in a manner consistent with SkinMedica’s treatment of its own confidential information) all information received by SkinMedica from Immucor. SkinMedica shall not use such information for any purpose other than as contemplated under this Agreement for verifying compliance with this Agreement. The obligations of SkinMedica under this Section 10.1 shall only apply to such information so disclosed or communicated by Immucor (i) in writing or other tangible form; or (ii) orally identified at the time of disclosure as confidential and redelivered to SkinMedica in writing within thirty (30) days of first oral disclosure.

10.2 SkinMedica Information. Immucor shall hold (and shall use commercially reasonable efforts to cause its employees and representatives to hold) in confidence (in a manner consistent with Immucor’s treatment of its own confidential information) all information

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received by Immucor from SkinMedica. Immucor shall not use such information for any purpose other than as contemplated under this Agreement for verifying compliance with this Agreement. The obligations of Immucor under this Section 10.2 shall only apply to such information so disclosed or communicated by SkinMedica (i) in writing or other tangible form; or (ii) orally and identified at the time of disclosure as confidential and redelivered in writing to Immucor within thirty (30) days of first oral disclosure.

10.3 General.

(a) Each party shall be responsible for preventing unauthorized access by such party’s agents and employees to data transferred to or otherwise made available to the other party under this Agreement.

(b) The obligations of confidentiality and nondisclosure imposed under this Article X shall not apply to data and information that the recipient can demonstrate:

(i) is published or is or otherwise becomes available to the general public as part of the public domain without breach of this Agreement by the recipient;

(ii) has been furnished or made known to the recipient by a third party without any obligation on the recipient to keep it confidential and under circumstances that are not known to the recipient to involve a breach of the third party’s obligations to the other party;

(iii) was developed independently of information furnished to the recipient under this Agreement; or

(iv) was known to the recipient at the time of receipt thereof from the other party, was not improperly obtained and is not otherwise subject to any obligation to keep it confidential.

10.4 Injunctive Relief. Each party (the “first party”) acknowledges that the other party would not have an adequate remedy at law for the breach by the first party of any one or more of the covenants contained in this Article X and agrees that, in the event of such breach, the other party may, in addition to the other remedies which may be available to it, apply to a court for an injunction to prevent breaches of this Article X and to enforce specifically the terms and provisions of this Article X. The prevailing party in any action commenced under this Article X shall also be entitled to receive reasonable attorneys’ fees and court costs.

10.5 Required Disclosures. The provisions of this Article X shall not preclude disclosures required by law; provided, however, that each party will use reasonable efforts to notify the other, prior to making any such disclosure, and permit the other to take such steps as it deems appropriate (including obtaining a protective order) to minimize any loss of confidentiality.

ARTICLE XI.

DISPUTE RESOLUTION

11.1 Informal Resolution and Mediation. The parties shall first try to resolve any dispute arising out of, relating to, or concerning this Agreement informally among themselves. If they are unable to do so after a *** period, the parties with the dispute shall seek the assistance of a mutually agreed upon qualified mediator who will try to mediate the dispute.

11.2 Binding Arbitration. If the parties are unable to resolve any dispute through mediation, then any such dispute shall be submitted, at the request of either party, to binding arbitration. That arbitration shall be heard under the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator selected by the American Arbitration Association from its panel of arbitrators, or an arbitrator agreed upon by the parties.

11.3 Arbitrator’s Powers. The arbitrator shall be thoroughly familiar with the laws regarding contracts, intellectual property, the US Food and Drug and Cosmetic Act, licensing, business, and related subjects. The arbitrator also shall be thoroughly familiar with applicable laws and shall apply those laws. The arbitrator can grant all legal and equitable remedies and award compensatory and punitive damages as provided by Texas law. The arbitrator shall issue a written decision setting forth the findings of fact, conclusions of law, order, and award. The arbitrator shall not have the power to commit errors of law or legal reasoning and therefore such award may be vacated or corrected for such error to the extent allowed by Texas law.

11.4 Specifically Enforceable. Any award or order rendered in any arbitration proceeding shall be final and specifically enforceable by any court of competent jurisdiction. The parties understand and agree that by agreeing to the terms of this section, they waive, forfeit and give up any rights they may have to bring a lawsuit in a court and to a jury trial.

11.5 Venue. The venue for the arbitration proceeding will be Houston, Texas, unless the parties mutually agree on an alternate venue.

11.6 Costs and Fees. Each party shall bear its own costs and expenses in any arbitration proceedings; however, the arbitrator can award costs and reasonable attorneys’ fees to the prevailing party to be paid by the losing party or parties. (Prevailing party includes, without limitation, a party who agrees to dismiss an action on another party’s payment of the sums allegedly due or performance of the covenants allegedly breached or a party who obtains substantially the relief sought by that party.)

ARTICLE XII.

ASSIGNMENT

12.1 General. The rights of either Party under this Agreement shall not be assignable by such party (other than to such party’s Affiliates) without the written consent of the other party; which consent shall not be unreasonably withheld; provided no consent is required if a party assigns this Agreement to a successor in interest of all or substantially all of such party’s assets or business. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

12.2 Delegation. Immucor shall not use any subcontractor to perform its obligations hereunder without SkinMedica’s prior written consent, provided, that Immucor shall not need

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

SkinMedica’s consent to subcontract such performance to an Immucor Affiliate. If SkinMedica grants Immucor written consent to utilize a subcontractor, Immucor shall not be relieved of any liability resulting from the performance of such subcontractor. Immucor shall provide SkinMedica such information concerning quality assurance, manufacturing methods or other data as reasonably requested by SkinMedica about any proposed subcontractor.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

13.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered by personal delivery, by registered or certified mail (first class postage prepaid) or by recognized private courier addressed as follows:

If to Immucor, to:

Immucor, Inc.

3130 Gateway Drive

Norcross, Georgia 30091

Attention: President

with a copy to:

Sutherland Asbill & Brennan

999 Peachtree Street NE

Atlanta, GA 30309

Attention: Phil Moïse

If to SkinMedica, to:

SkinMedica, Inc.

5909 Sea Lion Place, Suite H

Carlsbad, CA 92008

Attention: Chief Executive Officer

with copies to:

Latham & Watkins

12636 High Bluff Drive, Suite 300

San Diego, CA 92130

Attention: Scott Wolfe

or to such other address as such party may indicate by a Notice delivered to each other party.

Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by recognized private overnight courier service, on the date following the date upon which it is delivered to such courier service, if sent by mail, on the date of actual acceptance or on the date of such delivery.

13.2 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent between or among any of the parties. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties.

13.3 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.4 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.5 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to each other party.

13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

13.7 Relationship of the Parties.

(a) By virtue of this Agreement, neither party shall be deemed the other party’s agent, partner, joint venturer or legal representative, and neither party has express or implied authority to bind the other in any manner whatsoever.

(b) All employees and representatives of Immucor manufacturing or providing the Product to SkinMedica will be deemed for purposes of all compensation and employee benefits to be employees or representatives of Immucor (or its subcontractors) and not employees or representatives of SkinMedica. In performing such services, such employees and representatives will be under the direction, control and supervision of Immucor (or its subcontractors) and not of SkinMedica, and Immucor (or its subcontractors) will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

13.8 Records Retention. Each party will retain all information obtained or created in the course of performance hereunder in accordance with the records retention guidelines of the other party existing from time to time. Each party has advised the other of its respective guidelines as in effect on the Effective Date and will advise the other party of any subsequent changes therein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their authorized representatives as of the date set forth above.

SKINMEDICA, INC.

By:	/s/ Rex Bright
Name:	Rex Bright
Title:	President

IMMUCOR, INC.

By:	/s/ Ralph Eatz
Name:	Ralph Eatz
Title:	Senior Vice President